EXHIBIT 23.2

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the U.S.I. Holdings Corporation Deferred Compensation Plan of U.S.I. Holdings Corporation (the “Company”) of our report dated February 12, 2003 (except for Note 20, as to which the date is March 1, 2003), with respect to the consolidated financial statements of the Company included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, CA

November 30, 2004